Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIOS

                                                                                                                 Nine Months
                                                                                                                    Ended
                                                            Twelve Months Ended December 31,                    September 30,
                                             -----------------------------------------------------------   ------------------------
                                                1995         1996        1997        1998        1999           1999         2000
                                             ----------- ----------- ----------- ----------- -----------   ------------ ------------
Earnings (a)                                 $  (19,318) $   98,276  $  196,774  $   (6,753) $   28,460    $    15,920  $    70,539


Fixed charges:
   Interest expense (b)                          26,391      31,997      30,638      42,489      44,904         31,917       45,360
   Interest factor portion of rentals (c)         6,632       7,960       8,695       8,790      12,737          8,931       10,889
                                             ----------  ----------  ----------  ----------  ----------    -----------  -----------
         Total fixed charges                     33,023      39,957      39,333      51,279      57,641         40,848       56,249


Earnings before fixed charges                $   13,705  $  138,233  $  236,107  $   44,526  $   86,101    $    56,768  $   126,788
                                             ==========  ==========  ==========  ==========  ==========    ===========  ===========


Ratio of earnings to fixed charges                 --(d)       3.46        6.00        --(e)       1.49           1.39         2.25
                                             ==========  ==========  ==========  ==========  ==========    ===========  ===========

(a) Earnings is defined as income (loss) from continuing operations before income taxes, minority interest expense and extraordinary items, adjusted to include only distributed income of less-than-fifty-percent-owned persons.
(b) Interest expense consists of interest expense incurred from continuing operations and amortization of debt issuance costs.
(c) Interest factor portion of rentals is estimated to be one third of rental expense.
(d) In 1995, earnings, as-defined, before fixed charges were inadequate to cover fixed charges by $19.3 million.
(e) In 1998, earnings, as-defined, before fixed charges were inadequate to cover fixed charges by $6.8 million.